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                                 EXHIBIT 3 (a)

                FORM OF PROMOTIONAL AGENT DISTRIBUTION AGREEMENT





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                    PROMOTIONAL AGENT DISTRIBUTION AGREEMENT

THIS AGREEMENT, made this ____ day of __________, 1993 is among CANADA LIFE OF AMERICA FINANCIAL SERVICES, INC., a Georgia corporation ("CLAFS"), CANADA LIFE INSURANCE COMPANY OF New York, a New York Corporation ("CLNY"), and SELIGMAN FINANCIAL SERVICES, INC., a Delaware Corporation ("Seligman Financial").

WHEREAS, CLNY has determined to issue certain contracts or subsequent variations thereof, such contracts are described in Exhibit A hereto (the "Contracts"), which Contracts shall be funded either through a separate account known as CLNY Variable Annuity Account 2 ("Separate Account") and/or through CLNY's General Account; and

WHEREAS, a Registration Statement on Form N-4 including a Prospectus and Statement of Additional Information relating to the Separate Account and units of interest under the Contracts (Registration Statement") have been or will be filed with the Securities and Exchanged Commission ("SEC") to register the Separate Account as a unit investment trust under the Investment Company Act of 1940 ("1940 Act") and to register the units of interest under the Contracts funded through the Separate Account under the Securities Act of 1933 ("1933 Act") and

WHEREAS, CLNY and CLAFS have entered into an agreement pursuant to which CLAFS will serve as principal underwriter for the Contracts funded through the Separate Account, it being the intention of CLNY and CLAFS that such Contracts be offered to the public on a continuous basis; and

WHEREAS, Seligman Financial is registered as a broker-dealer under the Securities Exchange Act of 1934 (the "1934 Act") and is a member of the National Association of Securities Dealers, Inc.("NASD"); and

WHEREAS, CLAFS desires to appoint Seligman Financial as the promotional distributing agent for the Contracts and Seligman Financial desires to act as such promotional distributing agent.

In consideration of the mutual agreements herein made and intending to be legally bound hereby, the parties agree as follows:

1. Promotional Distributing Agent. CLNY and CLAFS hereby appoint Seligman Financial, and Seligman Financial hereby accepts appointment, as the promotional distributing agent ("Promotional Agent") for the Contracts within the United States and its territories. CLAFS agrees that during the term of the Agreement, except in its capacity as a Selling Firm, as hereinafter defined, it will not distribute the Contracts, will not reallow any in compensation it receives to any broker-dealer firm unaffiliated with it and will not be entitled to compensation with respect to distribution of the Contracts to purchasers thereof. As Promotional Agent, Seligman Financial undertakes to make best efforts consistent with market conditions to actively market the Contracts through Selling Firms in those states in which it is so authorized pursuant to applicable law, including, among other things, advertising, visits to brokerage firms, and development of sales literature

As Promotional Agent, Seligman Financial may enter into written agreements ("Selling Agreements") with such brokerage firms ("Selling Firms") as it may from time to time select subject to Section 10 (D) below. The form of Selling Agreement is attached hereto as Exhibit B. Any material changes to the form of the Selling Agreement must be approved by CLNY and such approval shall not be unreasonably withheld. CLNY and CLAFS hereby undertake and agree that during the term of this Agreement applications to purchase the Contracts will not be accepted or Contracts issued unless submitted by Selling Firms or Seligman Financial. Seligman Financial hereby agrees that CLAFS may become a Selling Firm, provided however, that CLAFS enters into a Selling Agreement with Seligman Financial.

2. Compensation. As compensation for its services as Promotional Agent, Seligman Financial shall be entitled to receive compensation ("Promotional Agent Fee") with respect to any Contract issued, as disclosed on the attached Exhibit C, Statement of Compensation. CLNY agrees to pay to Selling Firms compensation as set





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forth in Exhibit C which includes commissions payable to Selling Firms ("B/D
Concession"), and any potential Service Fee that might become payable to Seligman Financial and Selling Firm at annuitization. CLNY will pay all compensation consistent with its regular compensation-paying schedule.

In addition, CLNY will accept purchase payments net of B/D Concession, subject to certain conditions imposed by CLNY from time to time, from Selling Firms as specified from time to time by Seligman Financial on both initial and subsequent purchase payments. If CLNY is required to return purchase payments because (i) a Contracts's "Free Look" provision was exercised, (ii) a Contract was not issued as a result of a failure by a Selling Firm to submit to CLNY an application sufficient to satisfy state insurance laws or CLNY's eligibility requirement, or (iii) a Contract was tendered to CLNY for redemption within ten business days of the date of activity, then (a) no B/D Concession will be payable with respect to said purchase payments, (b) Seligman Financial will refund to CLNY the Promotional Agent Fee it may have received in connection with such purchase payments, (c) any B/D Concessions paid by CLNY for said purchase payments may be deducted by CLNY from any B/D concession owing to the Selling Firm, and (d) if no B/D Concession is owing to the Selling Firm, Seligman Financial will collect from Selling Firm such B/D Concession paid by CLNY and will pay such amount to CLNY , it being understood that CLNY's, CLAFS' and Seligman Financier's liability is limited and that Selling Firms are responsible to Contract Owners for any loss of contract value or loss due to reversal of trades which may occur due to wire errors, either in purchase payment amount or investment option, failure of CLNY to receive an original properly completed application, and/or any other failure on part of Selling Firms to follow CLNY's administrative procedures. It is also understood that Seligman Financial's liability, it if is unable to collect from a Selling Firm, is limited as provided in Section 11D.

3. Recordkeeping Service Agent. The parties hereby agree that CLNY shall be the Recordkeeping Service Agent to perform certain services in connection with processing purchase payments, redemptions, transfers, processing of Promotional Agent Fee and B/D Concessions and related services as agent for itself and CLAFS. It is understood that in entering into this Agreement, Seligman Financial is relying upon representations by CLNY that it, CLNY, will provide and maintain or cause to be provided and maintained, certain administrative and other services necessary for the operation of the Separate Account and for the benefit of the Contract Owners and Seligman Financial.

4. Issuance of Contracts. CLNY and CLAFS hereby undertake to use their best efforts, subject to the standards set forth in the Registration Statement,
(i) to maintain a continuous offering of the Contracts and (ii) to ensure that applications to purchase units of interest under the Contracts shall be acceptable to CLNY and that the Contracts shall be issued pursuant to such applications and (iii) to ensure that all purchase payments be processed at the accumulation unit value determined in the manner as described in the Registration Statement. It is understood that a Contract shall not be issued unless and until the purchase payments and application received relating to such Contract are sufficient to satisfy CLNY's eligibility requirements as set forth in the Contracts and the requirements of New York insurance law.

Seligman Financial agrees that all applications for the Contracts shall be made on the application forms supplied by CLNY. Seligman Financial agrees to instruct Selling Firms to (i) review the applications for completeness and correctness as to form, (ii) review all applications for suitability, and (iii) to promptly forward to CLNY all applications found to be complete together with any purchase payments received with the applications received. Any additional purchase payments, to the extent permitted by the Contract shall also be remitted directly to CLNY.

5. Chargebacks. (i) In the event a Contract is returned to CLNY pursuant to a Free Look provision, the full Promotional Agent Fee paid thereon shall be charged back to Seligman Financial in accordance with Section 2 above. (ii) Should any premium or purchase payment on any Contract issued by CLNY be refunded for any reason, Seligman Financial shall repay or return Promotional Agent Fees received by it with respect to such premium or purchase payment.
(iii) For full or partial withdrawals from the Contract: 100% of all B/D Concessions paid to Selling Firms on amount(s) withdrawn within 6 months of said amount(s) being paid to CLNY and 50% of all B/D concessions paid to Selling Firms on amount(s) withdrawn from 7-12 months of such amount(s) being





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paid to CLNY shall be returned or repaid.  For any premium or purchase payment that has been in the contract for more than 12 months, there shall be no charge back on either Promotional Agent Fee or B/D Concession. To the extent permitted by law, the amount so charged back may, at the option of CLNY, be set off against Promotional Agent Fees otherwise due to Seligman Financial . In addition, such other compensation will be payable as are from time to time agreed by the parties to the this Agreement and will be added to Schedule I of the Selling Agreement in accordance therewith.

6. Plan Name. CLNY, CLAFS and Seligman Financial agree that the Contracts will be sold under the name "Trillium" (Trillium) and that communications to prospective and existing Contract Owners with respect to the sale and servicing of the Contracts will contain prominent reference to the aforementioned name. Property rights to the Name are owned by Canada Life Insurance Company of America ("CLICA") an affiliated Company, which has entered into a license agreement with Seligman Financial to permit the Name's use.

7.       Confirmations and Prospectus Delivery.

         A. CLNY and CLAFS agree that CLAFS, at its own expense and through its agent CLNY, unless otherwise agreed in writing by Seligman Financial, shall issue and deliver or cause to be issued and delivered, confirmations of transactions effected with respect to the account of any Contract Owner for each transaction for which a confirmation is legally required in accordance with the provisions of the 1934 Act and Rule 10b-10 thereunder. CLNY and CLAFS further agree that CLAFS, through its agent CLNY, shall cause copies of all such confirmations to be forwarded to such Selling Firms as agreed to, in writing, by Seligman Financial and CLNY.

         B. CLNY agrees that it will, in accordance with the provisions of the 1933 Act and the rules thereunder, deliver or cause to be delivered to a Contract Owner who has made an initial purchase payment, a copy of the then current prospectus of the Separate Account and the then current prospectus for the Fund. Such prospectuses shall be delivered prior to or at the time the initial premium or purchase payment is made, or with the confirmation for such initial premium purchase payment, delivered in accordance with Section 7(A).

8. Expenses. Seligman Financial shall be responsible for all costs associated with the marketing and distribution of the Contracts including: (i) the expenses of printing and distributing prospectuses, statements of additional information and financial reports with respect to the Separate Account and the Fund to prospective Contract Owners and of prospectuses to persons described in Section 7(B) above; (ii) the expenses of preparing, printing and distributing all other literature in connection with the solicitation of applications to purchase the contracts including expenses of filing such literature with the National Association of Securities Dealers, Inc. provided that Seligman Financial may be reimbursed or otherwise paid for any such materials by Selling Firms, and further provided that CLAFS and CLNY will cooperate with Seligman Financial in the development of such materials as reasonably requested by Seligman Financial; and (iii) expenses of advertising in connection with such solicitation effort.

CLNY and CLAFS each accept responsibility for, and will bear the cost of, ensuring that Contract Owners receive on an ongoing basis all reports, notices and other materials required by applicable provisions of the Federal or State securities laws, rules of the NASD or any state securities or state insurance department, including without limitation, annual and semi-annual reports and prospectuses and statements of additional information for the Fund and Separate Account. The expenses relating to appointment of agents or producers of Selling Firms are as set forth in Section III. A. of the Selling Agreement, attached hereto as Exhibit B.

In addition to any expense hereinabove expressly mentioned, CLNY and CLAFS each agree to pay all costs associated with the operation of the Separate Account, including without limitations: all fees and expenses incurred in connection with the registration of the Separate Account and all units of interest under the Contracts issued by CLNY under the securities laws of the United States; all fees and related expenses which may be incurred in connection with the qualification and registration of the Separate Account and the units of interest under the Contract for sale in New York; all expense relating to the filing of all sales literature approved by





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Seligman Financial with New York regulatory authorities; and any other costs incurred by CLNY or CLAFS or their receptive employees unless otherwise agreed upon by the parties in writing and except to the extent such costs are paid by charges made against the Separate Account assets as set forth in the Registration Statement.

9. Representations and Warranties of CLNY and CLAFS. CLNY and CLAFS each hereby represent and warrant that:

         A. all actions, including, without limitation, those necessary under their articles of incorporation and by-laws and applicable federal and state law, to authorize and establish the Separate Account have been taken;

         B. each has taken all actions necessary to authorize the execution, delivery and performance of this Agreement and all transactions contemplated hereunder;

         C. a Registration Statement relating to the Separate Account and the Contracts has been or will be filed with the SEC under the 1933 Act and the 1940 Act and one or more amendments may be filed before the Registration Statement becomes effective;

         D. Seligman Financial has been provided with a copy of the Registration Statement and amendments thereto in the form in which it has been filed with the Securities and Exchange Commission and is hereby authorized to use such Registration Statement in the form in which it becomes effective and the information contained therein (as post- effectively amended and supplemented from time to time as provided herein) in connection with its activities as Promotional Agent hereunder and shall be provided with such other information relating to the Contracts or the Separate Account as it may reasonably request;

         E. such Registration Statement when it becomes effective will conform in all material respects with he applicable requirements of the 1933 Act and the 1940 Act and the rules and regulations thereunder, and will not include an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading;

         F       each of them will use their best efforts to ensure that so long as the Separate Account and the units of interest under the Contracts are the subject of a public offering the Prospectus will continue to conform in all material respects with the requirements of the 1933 Act and the 1940 Act and the rules and regulations thereunder and that at no time will the prospectus include an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading;

         G. recognizing that it is the intention of the parties hereto that CLNY engage in a continuous public offering of units of interest under the Contracts and interests thereunder in the Separate Account, every effort will be made of prepare and file on a timely basis with the SEC such post-effective amendments or supplements as may be necessary to maintain a continuous public offering of units of interest under the Contracts. Seligman Financial shall be promptly advised of any proposed amendment or supplement to the Registration Statement and shall be provided with a copy of such proposed amendment or supplement sufficiently in advance of the filing of such amendment or supplement with the SEC to permit its review unless legal or regulatory requirements would make such review impracticable;

         H. Seligman Financial shall be notified as to the date upon which the Registration Statement as it may be amended becomes effective and shall be provided with a copy of such Registration Statement in the form in which it shall become effective. All information reasonably requested by Seligman Financial in order to provide prospective Contract Owners with a prospectus as contained in the initially effective Registration Statement or a subsequently amended or supplemented Prospectus shall be promptly furnished by CLNY and CLAFS;

         I. Seligman Financial shall be promptly notified of the institution by the SEC of any stop order proceedings in respect of Registration Statement and CLNY and CLAFS will use their best efforts to prevent





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the issuance of any such stop order and to obtain as soon as possible its lifting if issued;

         J. each shall use its best efforts to file and secure approval for sale of the Contracts in the State of New York, and CLNY further agrees to maintain such approval. It is understood that each shall make every reasonable effort to make the Contracts available in the State of New York, as soon as practicable;

         K. all sales material prepared by Seligman Financial and reviewed and approved by CLNY and CLAFS, will be filed by CLNY with the New York regulatory authorities as required and CLNY will use its best efforts to effect prompt review of such material in New York and to provide Seligman Financial with such assistance as Seligman Financial may reasonably require in order to develop sales literature in compliance with the laws and regulations of New York;

         L. upon reasonable request, Seligman Financial shall be informed as to the status of all such sales literature filings and shall be promptly notified of all approvals or disapproval's of sales literature filings in New York;

         M. Seligman Financial will receive full cooperation in its efforts to assist the registered representatives of Selling Firms in meeting the requirements for appointment as CLNY agents for the sale of the Contracts under New York insurance laws and, upon reasonable request, Seligman Financial shall be informed as to the status of applications for such appointment;

         N. CLNY will use its best efforts to process all completed applications for such appointment on a timely basis provided that it is understood that CLNY may decline to appoint a particular registered representative; and

         O. Seligman Financial may be notified in the event CLNY declines to appoint a particular registered representative and the reason for such action.

10. Representations and Warranties of Seligman Financial. Seligman Financial hereby represents and warrants that:

         A. it has taken all actions including, without limitation, those necessary under its articles of incorporation, by-laws and applicable state corporate law, necessary to authorize the execution, delivery and performance of this Agreement and all transactions contemplated hereunder;

         B. it is and shall remain duly registered as a broker-dealer under the 1934 Act, is a member in good standing of the NASD, and is duly registered under applicable state securities laws;

         C. Seligman Financial shall only solicit and shall instruct Selling Firms only to solicit purchases of the Contracts in the State of New York when the Contracts are approved for sale under applicable securities and insurance laws;

         D. it shall enter into Selling Agreements, substantially in the Form of Exhibit B hereto, only with such Selling Firms as are duly registered as broker dealers under the 1934 Act and are members in good standing of the NASD properly qualified to undertake their responsibilities under the Selling Agreements, and who represent that they are duly in compliance with applicable state securities and insurance laws, and shall direct such Selling Firms to sell only through those associated persons (as that term is defined in Section 3(a)(18) of the 1934 Act) who are duly and appropriately licensed, registered and otherwise qualified to sell the Contracts under the 1934 Act, applicable rules of the NASD, applicable state and insurance law and are appointed by CLNY as insurance agents for the sale on the Contracts.





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In connection with broker-dealers to distribute the Contracts, Seligman
Financial will use reasonable efforts to ascertain that each broker-dealer wishing to execute a Selling Agreement is a member firm of the NASD duly qualified with all federal, state and other regulatory bodies, and otherwise is a suitable entity to represent CLNY and CLAFS. CLNY and CLAFS may refuse to enter into a Selling Agreement with a broker-dealer selected by Seligman Financial if such Selling Firm is deemed by CLNY or CLAFS to be unsuitable for any reason. Neither CLNY nor CLAFS will incur any obligation to compensate, or reimburse the expenses of Seligman Financial as a result of any such refusal.

         E. Prior to any use with members of the public, Seligman Financial will provide CLNY and CLAFS copies of all sales literature developed by Seligman Financial for their review and approval. Such sales literature shall be reviewed in light of applicable federal securities laws, NASD requirements and New York insurance laws. Seligman Financial shall file such sales literature with the NASD in accordance with the rules and regulations of the NASD. CLNY, CLAFS and Seligman Financial will approve the use of sales material in New York only if CLNY notifies Seligman Financial that such material has been submitted by CLNY, as required by applicable law, reviewed and approved by New York's regulatory authorities;


         F. no statement or representation concerning the Contracts shall be made by Seligman Financial or any associated person thereof in connection with the Contracts other than those contained in the then current Registration Statement or in any other sales material released or approved by CLNY or CLAFS as information supplemental to such Registration Statement; and

         G. it shall promptly furnish to CLNY and CLAFS or their agent, any reports and information which the other party may reasonably request for the purpose of meeting their reporting and recordkeeping requirements under the insurance laws of New York, and under the federal and state securities laws and rules of the NASD.

11.      Indemnification.

         A. CLNY and CLAFS each agree to indemnify and hold harmless Seligman Financial, any Selling Firm and each person who controls Seligman Financial or any such Selling Firm and their agents, subsidiaries and employees against any and all losses, claims, damages, liabilities or expenses (including, without limitation, any expenses reasonably incurred in investigating or defending against any litigation commenced or threatened, or any claim) arising out of or based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in (a) the Separate Account Registration Statement; or (b) any contract, application or other document filed in any State in order to qualify the Separate Account ins such State or to qualify the Contracts to be issued thereby for sale in such state or to maintain such qualifications; or (ii) the omission or alleged omission in such Registration Statement, written material, application or other such document to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were mad; or (iii) the negligent, improper fraudulent or unauthorized acts or omissions of CLNY or CLAFS or (iv) any breach of, or failure to comply with, the representations and warranties made by CLNY and/or CLAFS as set forth herein. Notwithstanding the foregoing, CLNY and CLAFS shall not indemnify Seligman Financial, an Selling Firm and each person who controls Seligman Financial or any such Selling Firm and their agents, subsidiaries and employees under paragraphs 11(A)(i) and 11(A)(ii) hereof to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in 11(A)(i) such Registration Statement or other sales material in conformity with written information furnished to them by Seligman Financial or any of its affiliates specifically for use therein; or 11(A)(ii) in the prospectus and statement of additional information for the Fund, except for liability arising out or written information furnished by CLNY or CLAFS specifically for use therein. This indemnity agreement will be in addition to any liability which CLNY or CLAFS may otherwise have.

         B. Seligman Financial agrees to indemnify and hold harmless CLNY, CLAFS, each person who controls CLNY or CLAFS and their agents, subsidiaries and employees against any and all losses, claims, damages, liabilities, or expenses (including, without limitation any expenses reasonably incurred in investigating





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or defending against any litigation commenced or threatened or any claim)
arising out of or based upon: (i) any untrue or alleged untrue statement or representation made by Seligman Financial in connection with its obligations as Promotional Agent hereunder or by associated persons of Seligman Financial (except to the extent that such statements may be made in reliance on any material relating to the Separate Account or the contracts supplied by CLNY or CLAFS), or (ii) the omission or alleged omission by Seligman Financial in connection with its obligations as Promotional Agent hereunder or by associated persons of Seligman Financial to state any material fact necessary to make statements made not misleading in light of the circumstances in which they were made (except to the extent that, in omitting to make such statement, reliance was placed upon material relating to the Separate Account or the Contracts supplied by CLNY or CLAFS), or (iii) use of sales literature by Seligman Financial and associated persons thereof which has not been approved for use by CLNY and CLAFS and has not been, if necessary, submitted by Seligman Financial on behalf of CLNY and CLAFS to the NASD; or (iv) the negligent, improper, fraudulent or unauthorized acts or omissions of Seligman Financial; or (v) any breach of, or failure to comply with, the representations and warranties made by Seligman Financial as set forth herein; or (vi) any untrue statement or alleged untrue statement of a material fact contained in the prospectus and/or statement of additional information for the Fund; or (vii) the omission or alleged omission of a material fact contained in the Prospectus and/or statement of additional information for the Fund.

         C. Promptly after receipt by an indemnified party under this paragraph 11 of notice of the commencement of any action by a third party, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this paragraph 11, notify the indemnifying party of the commencement thereof; but the omission so to notify the indemnifying party will not relieve the indemnifying part from liability which the indemnifying party may have to any indemnified party otherwise than under this paragraph 11. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.

         D. Seligman Financial and CLNY agree to share equally any losses, including reasonable attorney cost, incurred by CLNY resulting from the breach by Selling Firms or their associated persons of the Selling Agreements, it being understood that CLNY and Seligman Financial must promptly notify the other party upon knowledge of such breach. Notwithstanding the agreement contained in this subsection D, CLNY may in the course of losses suffered by it as a result of wire orders accompanied by a telephone facsimile transmission as described in Section 4 thereof, may deduct the amount of Promotional Agent Fee due Seligman Financial for sales of the Contracts hereunder. In addition, CLNY will hold Selling Firm liable for losses under such Contracts when the (i) allocation instructions provided in the facsimile are different from those provided in the original application; (ii) purchase payment has been received and invested, and prior to the Contract being issued it is turned back for cancellation by the Selling Firm; (iii) Contract is being returned under the Free Look provision, but more than 30 days from the wire date; and (iv) application is not received by CLNY within five business days after the wire date. If CLNY is unable to collect such losses from Selling Firms, then CLNY and Seligman Financial agree to share equally such losses, including reasonable attorney costs.

12.      Opinion of Counsel; Opinion of Auditors; Opinion of Officers.

         A. Prior to the date first above written (the "Closing Date"), CLNY and CLAFS will provide to Seligman Financial in a form acceptable to it, an opinion of counsel from David A. Hopkins, Assistant Secretary, to be dated the Closing Date, to the effect that: (i) CLNY and CLAFS are duly incorporated and are existing corporations in good standing under their respective state laws of incorporations; (ii) CLAFS is duly registered as a broker-dealer under the 1934 Act and is a member in good standing of the NASD; (iii) CLNY and CLAFS may execute, deliver and perform their respective obligations hereunder without, as a result, breaching or violating any provision of their





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respective corporate charters or by-laws, the provisions of any statute, rule, regulation or order to which either is subject or to which any subsidiary is subject or any agreement or instrument to which either is a party or by which either is bound; (iv) CLNY has taken all actions, including, without limitation, those necessary under its articles of incorporation and by-laws and applicable state laws, to authorize and establish the Separate Account; (v) such counsel has no reason to believe that either the Registration Statement or any amendment or supplement thereto as of the date of the opinion contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading; the descriptions in the Registration Statement of statutes, legal and governmental proceedings and contracts and other documents are accurate and fairly present the information required to be shown; and such counsel does not know of any legal or governmental proceedings required to be descried in the Registration Statement which are not described as required or of any contracts or documents of a character required to be described in the Registration Statement or to be filed as exhibits to the Registration Statement which are not described and filed as required, it being understood that such counsel need express no opinion as to the financial statement or other financial data contained in the Registration Statement or on information contained in the Registration Statement based on written information furnished by Seligman Financial or any of its affiliates specifically for use therein; and (vi) this Agreement has been duly authorized, executed and delivered by CLNY and CLAFS .

         B. On or before the Closing Date, CLNY will provide to Seligman Financial a copy of the most recent Report of Independent Auditor prepared by Ernst & Young to the effect that: (i) Ernst & Young are independent certified public accountants with respect to CLNY as defined in the Code of Professional Ethics of the American Institute of Certified Public Accountants and (ii) Ernst & Young have issued their opinion on the financial statements of CLNY, copies of which have been furnished to Seligman Financial.

         C. On the Closing Date, Seligman Financial will have received a certificate, dated as of the Closing Date, of the President or any Vice President, and Secretary or Assistant Secretary of CLNY in which such officers, to the best of their knowledge after reasonable investigation, shall state that the representations and warranties of CLNY in this Agreement are true and current, that CLNY has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the execution of this Agreement, that subsequent to the date(s) of the most recent financial statements in the Prospectus, there has been no material adverse change in the financial position or results or operation of CLNY and its subsidiaries except as set for in or contemplated by the Prospectus or as described in such certificate.

         D. Prior to the Closing Date, Seligman Financial will provide to CLNY and CLAFS in a form acceptable to them, an opinion of Nina O. Shenker, Senior Vice President and General Counsel of J. & W. Seligman and Company, Inc., to be dated as of the Closing Date, to the effect that: (i) Seligman Financial is duly incorporated and is an existing corporation in good standing under the laws of the state in which it is incorporated; (ii) Seligman Financial is duly registered as a broker-dealer under the 1934 Act and is a member in good standing of the NASD; (iii) Seligman Financial may execute, deliver and perform its obligations hereunder without, as a result, breaching or violating any provision of its corporate charter or by-laws, any provision of the federal securities laws, rules and regulations, or the NASD Rules of Fair Practice, applicable to Seligman Financial, or any judicial or administrative orders in which it or any subsidiary is named or any material Agreement or instrument to which it is a party or by which it is bound; and
(iv) this Agreement has been duly authorized, executed and delivered by Seligman Financial.

         E. On the Closing Date, Seligman Financial shall provide to CLNY and CLAFS in a form acceptable to them a certificate, dated as of the Closing Date, of the President or any Vice President, and a principal financial or accounting officer of Seligman Financial in which such officers, to the best of their knowledge after reasonable investigation, shall state that the representations and warranties of Seligman Financial in this Agreement are true and current, that Seligman Financial has complied with all Agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to execution of this Agreement.

         F. CLNY agrees that, so long as this Agreement is in effect, it will furnish to Seligman Financial, as soon as practicable after the end of each fiscal year, a copy of its annual report to policyholders for such year, and CLNY will furnish to Seligman Financial (a) as soon as available, a copy of each report of CLNY to be mailed to policyholders, and (b) from time to time, such other financial information concerning CLNY as Seligman Financial may reasonably request.

13. Term of Agreement. This Agreement may not be assigned by any of the parties hereto. This Agreement shall continue in full force and effect for a period of 5 years from the effective date of this Agreement, unless otherwise mutually agreed upon by the parties to terminate sooner or if terminated for such reasons as set forth in paragraph 14 below. After such 5 year period, it will be deemed extended thereafter from year to year subject to termination at will by any party hereto upon 60 days prior written notice to the other, it being understood and agreed that the right to terminate this Agreement upon 60 days notice may be exercised for any reason or for no reason.

14.      Termination.  This Agreement shall terminate:

         A. at the option of CLNY or CLAFS upon the institution of formal proceedings against Seligman Financial or an affiliate by the NASD, the SEC, or any state securities or insurance department or any other regulatory body provided that CLNY or CLAFS determines in good faith in either's sole judgment, that such institution will have a material adverse impact on Seligman Financial or the affiliate's ability to perform its obligations under this Agreement; or

         B. at the option of Seligman upon the institution of formal proceedings against The Canada Life Assurance Company ("CLA"), CLNY or CLAFS brought by any Canadian legal or regulatory authority, the NASD, SEC, or any formal proceedings involving a material matter brought by any state securities or state insurance department or any other regulatory body regarding CLA, CLNY or CLAFS provided that Seligman Financial determines in good faith in its sole judgment that such institution will have a material adverse impact on CLNY's Financial or CLAFS' ability to perform its obligations under this Agreement or Seligman Financial's ability to distribute the Contracts; or

         C. at the option of Seligman Financial or CLNY upon any material adverse change in the financial condition of one or the other; or

         D. at the option of Seligman Financial, CLNY or CLAFS if the Buy-Sell Agreement among the Fund, the Separate Account, CLNY and J. & W. Seligman & Co., Inc. ("JWSI"), the Investment Adviser is terminated.

         E. at the option of Seligman Financial, CLNY or CLAFS, mutually and equally, if senior management of any of the parties to this Agreement so determines. In that event, termination of the Agreement will occur 30 days after written notice to that effect has been received by the non-terminating party(ies).

15. Provisions Surviving Termination. Notwithstanding termination of this Agreement, and regardless of the cause or reason for such termination, the provisions of Paragraph 11 (Indemnification) shall survive and be binding upon the parties for a period of 10 years following such termination.

16. Notices. Any notice required under this Agreement shall be deemed to have been given to CLNY and CLAFS if mailed to either, sent to the attention of the Assistant Secretary, Canada Life Insurance Company of New York, 500 Mamaroneck Avenue, Harrison, New York 10583, and notice is deemed given to Seligman Financial if mailed to Seligman Financial Services, Inc. with a copy to Senior Vice President and General Counsel, JWSI, 130 Liberty Street, New York, NY 10006, or at such other address furnished to the other party pursuant hereto.

17. Nature and Survival of Representations and Warranties. All statements contained in this Agreement or in connection with the transactions contemplated hereby shall be deemed representations and warranties by the parties hereunder. All representations and warranties of the parties made in this Agreement or as provided herein shall survive, regardless of any investigation made by or on behalf of the parties hereto, until the applicable statutes of limitations have run, and except if a claim arises under a representation or warranty and a notice of claim is given prior to the expiration of the survival period, then such representation or warranty shall not terminate with respect to such claim until indemnification thereof shall have been made in accordance with the provisions of this Agreement.

18.      Exclusivity of Agreement.

         A. CLNY and CLAFS hereby agree not to develop, market or otherwise engage in the sale of other individual or group variable annuities distributed through selling agreements with NYSE member firms or other broker-dealers as agreed to by the parties from time to time, for five years from the effective date of this Agreement, without prior written consent of Seligman Financial subject to the following: (i) This provision is not applicable to and will in no way limit the further development and distribution of CLNY's existing individual (VariFund) and group (The Canada Life 401(k)) variable annuity products or amendments thereto; (ii) The exclusive nature of this Agreement will be reassessed by the parties and the exclusive nature of this Agreement may be terminated by either CLNY or Seligman Financial, upon 180 days notice, if this venture is not successful in achieving the total assets under management through individual and group annuity sales by the end of the year specified below.

                 Year End
                   1994                            $ 50 million
                   1995                            $100 million
                   1996                            $150 million
                   1997                            $250 million

CLNY and Seligman Financial believe that these levels of production are achievable and will work together in a spirit of cooperation to achieve the success of this venture.

         B. Seligman Financial agrees during the term of this Agreement not to enter into any distribution agreement with any other insurance company unaffiliated with CLNY for the development, distribution, marketing or sale of any other individual or group variable annuity or similar annuity, so long as
Section 18A of this Agreement is in effect, without the express prior written consent of CLNY or CLAFS.

         C. This Section 18 A and B shall be of no effect if this Agreement is terminated pursuant to Section 14.

19.      Miscellaneous

         A. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Anything herein to the contrary notwithstanding, this Agreement shall not be construed to require, or to impose any duty upon, either of the parties to do anything in violation of any applicable laws or regulations, and CLNY and Seligman Financial shall each comply with all applicable Federal and State laws, rules and regulations;

         B. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original; and

         C. If any provisions of this Agreement shall be held or made invalid by court decision, statute, rule or otherwise the remainder of this Agreement shall not be affected thereby.

20. Headings: The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

21. Waivers. The waiver by any party of a breach by any other party of any of the provisions of this Agreement shall not operate or be deemed as a waiver of any other provision of this Agreement or of any subsequent breach thereof by any party.

22. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and may not be modified except in a written instrument executed by all parties hereto.

                 IN WITNESS WHEREOF, Seligman Financial, CLNY and CLAFS have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                           CANADA LIFE INSURANCE COMPANY OF NEW YORK


                           BY __________________________________________________


                           BY __________________________________________________


                           CANADA LIFE OF AMERICA FINANCIAL SERVICES, INC.


                           BY __________________________________________________


                           BY __________________________________________________


                           SELIGMAN FINANCIAL SERVICES, INC.


                           BY __________________________________________________

                                   EXHIBIT C
                           STATEMENT OF COMPENSATION
                                As of May, 1993

         Subject to the terms and conditions of this Agreement, CLAFS will pay to Seligman Financial compensation based upon the premiums and purchase payments received from Selling Firms having a Selling Agreement with CLAFS as a direct result of Seligman Financial's efforts. Promotional Agent Fees will be paid to Seligman Financial in accordance with applicable law, in the percentages shown below: Form 30099

                                              FOR PRE-AUTHORIZED CHECK CASES
                                              ------------------------------
                                                                             Promotional Agent Fee
                           B/D Concession Paid                               Paid to Seligman Financial
                           To Selling Firms as                               as Master General Agent
                          Agent                     General Agent
Policy Years               Commission                 Override                        Override
------------               ----------                 --------                        --------
 1-10                     3.5%                     2.5%                              1%
11-15                     3.5%                     2.5%                              0.5%
  16+                     1.5%                     -0-                               0.5%

                                        For Other than Pre-Authorized Check Cases
                                        -----------------------------------------
                          B/D Concession Paid                   Paid to Seligman Financial
                          To Selling Firms as                   as Master General Agent

                          Agent               General Agent
Policy Years           Commission           Expense Allowance         Expense Allowance
------------           ----------           -----------------         -----------------
 1-10                     3.5%                     2.5%                      1%
11-15                     3.5%                     2.5%                      0.5%
  16+                     1.5%                     -0-                       0.5%

                                                                    To B/D           To Seligman Financial
                                                                    ------           ---------------------
Service Fee at Annuit-
ization if "internal"
annuity rates are used.           3.5% if payout                       3.0%                   .50%
Service Fee is only paid          = or > 10 years
on annuitized proceeds that       or a life annuity
are past any applicable           and amount $0-1
surrender charge/periods.         million
                                  1.5% if amount over                  1.25%                  .25%
                                  $1 million

                                  2.35% if payout                      2.0%                   .35%
                                  <10 yrs and
                                  not a life annuity
                                  and amount $0-1
                                  million
                                  1.5% if amount over                  1.25%                  .25%
                                  $1 million

         Promotional Agent Fees will be paid to Seligman Financial based on premiums or purchase payments paid in cash or check and accepted by CLNY on contracts specified above, in accordance with the provisions of this Agreement. The Gross payout above represents total payout from CLNY, including Selling Concessions paid to Selling Firms.

Chargebacks: (i) In the event a contract is returned to CLNY pursuant to a "Free Look" provision, the full Promotional Agent Fee paid thereon shall be charged back to Seligman Financial. (ii) Should any premium or purchase payment on any contract issued by CLNY be refunded for any reason, Seligman Financial shall repay or return Promotional Agent Fees received by it with respect to such premium or purchase payment. (iii) If a Contract was not issued as a result of failure by Selling Firm to submit to CLNY an application sufficient to satisfy state insurance laws or CLNY eligibility requirements then amounts paid to Seligman Financial shall be returned or repaid. (iv) If a Contract was tendered to CLNY for redemption within ten business days of the date of activity then amounts paid to Seligman Financial shall be returned or repaid. (v) For full or partial withdrawals from the contract: 100% of all Promotional Agent Fees and B/D Concessions paid to Selling Firms on amount(s) withdrawn within 6 months of such amount(s) being paid to CLNY and 50% of all Promotional Agent Fees and B/D Concessions paid to Selling Firm on amount(s) withdrawn from 7 - 12 months of such amount(s) being paid to CLNY shall be returned or repaid. For any premium or purchase payment that has been in the contract for more than 12 months, there shall be no charge back on either Promotional Agent Fee or B/D Concession. To the extent permitted by law, the amount so charged back may, at the option of CLNY, be set off against Promotional Agent Fees otherwise due to Seligman Financial. In addition, such other compensation will be payable as are from time to time agreed by the parties to the foregoing Agreement and which is in accordance with applicable law, and will be added to this Schedule.

                               EXPENSE ALLOWANCE
Expense Allowances: The company will pay expense allowances to the general agent for business effected by or through the general agency based on the formulas in the Schedule of Expense Allowance Payments.

Conditions and Limitations: The payment of all expense allowances to the general agent is subject to the following conditions and limitations:

1. Lapses and surrenders in the first policy year, and any refunds of first year premium made by the company, will result in proportionate chargebacks of any expense allowances paid to the general agent for said premiums.

2. No expense allowance will be used by the general agent of the company to effect compensation in excess of the limits of Section 4228 of the Insurance Law of New York.

3. No expense allowance will be due or payable after the termination of this contract except for first year expense allowances for policies written prior to such termination.

4. Notwithstanding any of the other terms and conditions governing payment of expense allowances in this contract, and to conform with the requirements of Section 4228 of the Insurance Law and the applicable regulations resulting therefrom and other governing sections of the law, the following will apply:

         a. The maximum expense allowance payments to a general agent shall be such that when added to first year commissions, exclusive of overriding commissions not exceeding
                 5% of first year premiums, the total shall not exceed 91% of first year premiums for ordinary life and annuity policies and contracts other than single premium policies and contracts.

         b. The maximum expense allowance shall not exceed 100% of the commissions payable on single premium policies and contracts, or the overall 7% of premium limit.

         In monitoring the maximum allowances rules in this paragraph 4, the company will apply those in a and b above on a "per-policy" basis.